                                                                    EXHIBIT 99.1


(NABORS INDUSTRIES LOGO)                                            NEWS RELEASE


                          NABORS ANNOUNCES NEW DIRECTOR

BRIDGETOWN, BARBADOS, JANUARY 26, 2005, Nabors Industries Ltd. today announced that James C. Flores is being appointed to its board of directors. Mr. Flores, who is 45 years old, is currently Chairman, President and Chief Executive Officer of Plains Exploration & Production (NYSE: PXP), an independent oil and gas company with operations both onshore and offshore principally in Texas, Louisiana and California. Previously, Mr. Flores was Chairman of Plains Resources, Inc. (formerly NYSE: PLX) and Co-founder and Chairman and CEO at various times of Ocean Energy, Inc., (formerly NYSE: OEI).

Gene Isenberg, Nabors' Chairman and CEO commented on Mr. Flores's appointment:
"I am very pleased that Jim has agreed to join our Board of Directors. Jim is an outstanding industry leader and has a demonstrated track record of creating shareholder value. We expect him to bring valuable perspective to our Company's business strategies with his extensive experience in the core business of our customers and his experience as an entrepreneur and Chief Executive of a public company."

The Nabors companies own and operate almost 600 land drilling and approximately 900 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 44 platform rigs, 19 jack-up units, and three barge rigs in the United States and multiple international markets. Nabors markets 31 marine transportation and support vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.

For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at (281) 775-8038. To request Investor Materials, call our corporate headquarters in St. Michael, Barbados at
(246) 421-9471 or via email at dan.mclachlin@nabors.com.